Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated March 6, 2020, in Amendment No. 1 to the Registration Statement (Form S-4 No. 333-232103) and related Prospectus of APX Group Holdings, Inc. and Subsidiaries for the registration of $225 million of 8.50% Senior Secured Notes due 2024.

/s/ Ernst & Young LLP

Salt Lake City, Utah

March 23, 2020